As filed with the Securities and Exchange Commission on April 1, 2014
Registration No. 333-41433

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
 FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BRE PROPERTIES, INC.
(BEX Portfolio, LLC as successor by merger to BRE Properties, Inc.)
(Exact name of registrant as specified in its charter)

Delaware	94-1722214
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o BEX Portfolio, LLC
925 East Meadow Drive
Palo Alto, California 94303
(650) 494-3700
 (Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Michael T. Dance
Executive Vice President and Chief Financial Officer
925 East Meadow Drive
Palo Alto, California 94303
(650) 494-3700
 (Name, address, including zip code, and telephone number,
including area code, of agent for service of process for BEX Portfolio, LLC, as successor by merger to BRE Properties, Inc.)

Copies to:
Gilbert G. Menna, Esq.
John T. Haggerty, Esq.
Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
Tel: (212) 813-8800
Fax: (212) 355-3333

Approximate date of commencement of proposed sale to the public: Not applicable.  Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

On December 3, 1997, BRE Properties, Inc. (the “Company”) filed a Registration Statement on Form S-3 (Registration No. 333-41433) (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), which Registration Statement was deemed effective upon filing.  The Registration Statement registered shares of the Company’s common stock, par value $0.01 per share (collectively, the “Shares”), for resale by a selling stockholder named in the Registration Statement.

On April 1, 2014, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 19, 2013, by and among the Company, Essex Property Trust, Inc., a Maryland corporation (“Essex”), and BEX Portfolio, Inc. (formerly known as Bronco Acquisition Sub, Inc.), a Delaware corporation and a direct wholly owned subsidiary of Essex (“Merger Sub”), the Company merged with and into Merger Sub (the “BRE Merger”) and the separate corporate existence of the Company thereupon ended.  Also on April 1, 2014, following the BRE Merger, Merger Sub merged with and into BEX Portfolio, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Essex Portfolio, L.P.

In connection with the transactions contemplated by the Merger Agreement, the Company is terminating all of its offerings of securities pursuant to its existing registration statements, including the Registration Statement.  In accordance with an undertaking made by the Company in the Registration Statement, the Company hereby removes from registration all Shares that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, BEX Portfolio, LLC as successor to the original registrant, certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, State of California, on this 1st day of April, 2014.

BEX PORTFOLIO, LLC

By:	Essex Portfolio, L.P., its sole member

By:	Essex Property Trust, Inc., its general partner

By:	/s/ Michael T. Dance
Michael T. Dance
Executive Vice President and Chief Financial Officer